As filed with the Securities and Exchange Commission on July 25, 2003
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SINA Corporation

(Exact name of Registrant as specified in its charter)

Cayman Islands	52-2236363
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Room 1802, United Plaza
1468 Nan Jing Road West
Shanghai 200040, China

(Address of Principal Executive Offices)

1999 Stock Plan
(Full title of the plan)

Charles Chao
2988 Campus Drive, Suite 100
San Mateo, CA 94403

(Name and address of agent for service)

(650) 638-9228
(Telephone number, including area code, of agent for service)

Copy to:

David C. Lee
Venture Law Group
A Professional Corporation
2775 Sand Hill Road
Menlo Park, California 94025
(650) 854-4488

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of securities	Amount to be	offering price	aggregate	registration
to be registered	registered(1)	per share	offering price	fee

1999 Stock Plan
Ordinary Shares,
$0.133 par value	927,597 Shares	$13.52 (2)	$12,541,111	$1,015
Ordinary Shares,
$0.133 par value	1,322,403 Shares	$26.57 (3)	$35,136,247	$2,843
TOTAL	2,250,000 Shares	N/A	$47,677,358	$3,858

(1)	This registration statement shall also cover any additional ordinary shares which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding ordinary shares. This registration statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the ordinary shares as reported on the Nasdaq National Market on July 23, 2003.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

     (a)    The registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), which contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

     (b)     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above, including the Transition Report on Form 10-K filed for the six-month transition period ended December 31, 2002.

     (c)     The description of the registrant’s ordinary shares contained in the registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on April 12, 2000 including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4.      Description of Securities.  Not applicable.

Item 5.      Interests of Named Experts and Counsel.  None.

Item 6.      Indemnification of Directors and Officers.

     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The registrant’s Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them. In addition, the registrant has entered into indemnification agreements with our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of U.S. law.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of SINA Corporation where indemnification will be required or permitted. SINA Corporation is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Item 7.      Exemption from Registration Claimed.  Not applicable.

Item 8.      Exhibits.

Exhibit
Number

5.1	Opinion of Venture Law Group, a Professional Corporation.

23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Auditors.

24.1	Powers of Attorney (see signature pages).

Item 9.      Undertakings.

     The undersigned registrant hereby undertakes:

             (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2)   that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai in the Peoples Republic of China, on July 25, 2003.

SINA Corporation

By:	/s/ Charles Chao

Charles Chao
Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wang Yan and Charles Chao, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wang Yan	Chief Executive Officer and Director	July 25, 2003
(Principal Executive Officer)
Wang Yan

/s/ Charles Chao	Chief Financial Officer and Executive Vice President	July 25, 2003
(Principal Financial and Accounting Officer)
Charles Chao

/s/ Daniel Chiang	Chairman of the Board	July 25, 2003

Daniel Chiang

/s/ Pehong Chen	Director	July 25, 2003

Pehong Chen

/s/ Yongji Duan	Director	July 25, 2003

Yongji Duan

/s/ Daniel Mao	Director	July 25, 2003

Daniel Mao

/s/ Lip-Bu Tan	Director	July 25, 2003

Lip-Bu Tan

/s/ Ter-Fung Tsao	Director	July 25, 2003

Ter-Fung Tsao

/s/ Yichen Zhang	Director	July 25, 2003

Yichen Zhang

INDEX TO EXHIBITS

Exhibit
Number

5.1	Opinion of Venture Law Group, a Professional Corporation.
23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Accountants.

24.1	Powers of Attorney (see signature pages).